Issuer Free Writing Prospectus dated June 1, 2021

Filed Pursuant to Rule 433

Registration No. 333-253630

(Supplementing the Preliminary Prospectus Supplement

dated June 1, 2021 to the Prospectus dated February 26, 2021)

PRICING TERM SHEET

Pacific Gas and Electric Company

$800,000,000 3.000% First Mortgage Bonds due 2028 (the “Securities”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of mortgage bonds listed above and should be read together with the preliminary prospectus supplement dated June 1, 2021 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated February 26, 2021, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-253630 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	Baa3 (stable) / BBB- (negative) / BBB- (stable)

Aggregate Principal Amount Offered:	$800,000,000

Issue Price:	99.509%, plus accrued interest, if any, from June 3, 2021

Trade Date:	June 1, 2021

Settlement Date:	June 3, 2021 (T+2)

Maturity Date:	June 15, 2028

Interest Payment Dates:	Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2021.

Interest:	3.000% per annum

Regular Record Dates:	June 1 and December 1, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

Proceeds to the Company:	Approximately $791,072,000 (after deducting the underwriting discounts but before deducting estimated offering expenses payable by the Company).

Benchmark Treasury:	1.250% due May 31, 2028

Benchmark Treasury Price:	99-26

Benchmark Treasury Yield:	1.278%

Spread to Benchmark Treasury:	180 basis points

Yield to Maturity:	3.078%

Optional Redemption:

The Company may, at its option, redeem at any time and from time to time prior to April 15, 2028, some or all of the mortgage bonds at 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a “make-whole premium” calculated based on the Treasury Rate +30 bps.

On or after April 15, 2028, the Company may redeem such mortgage bonds, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Use of Proceeds:	The Company intends to use the net proceeds from the sale of the mortgage bonds for general corporate purposes, including the repayment of borrowings under its revolving credit facility pursuant to the revolving credit agreement, all as described in the Preliminary Prospectus.

CUSIP / ISIN:	694308 JW8 / US694308JW85

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	BMO Capital Markets Corp. Blaylock Van, LLC MFR Securities, Inc. Siebert Williams Shank & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting each of Barclays Capital Inc. at 1-888-603-5847, BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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